Exhibit 99.1

Galena Biopharma Reports Year-End 2012 Financial Results

•	Operating loss from continuing operations for the year ended December 31, 2012 was $21.2 million, including $1.8 million in stock-based compensation.

•	NeuVax™ (nelipepimut-S or E75) Phase 3 PRESENT trial being conducted under a Special Protocol Assessment (SPA) is currently enrolling in over 100 clinical sites worldwide.

•	Phase 2b clinical trial with NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche) has been initiated with first of 300 patients to study.

Lake Oswego, Oregon, March 12, 2013 — Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the year ended December 31, 2012 and provided a business update.

“2012 was a transformational year of progress for Galena Biopharma. We are now a fully focused oncology company with assets in all three phases of development, including our ongoing Phase 3 trial with NeuVax™ currently enrolling patients at over 100 sites globally,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “To start 2013, we are pleased to announce that we have initiated our Phase 2b trial of NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche) through a collaborative Investigator Sponsored Trial.”

2012 Highlights

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Lead product, NeuVax (nelipepimut-S or E75), is the first adjuvant breast cancer vaccine to enter pivotal Phase 3 clinical trials. NeuVax consists of the synthetic E75 peptide derived from the HER2 oncogene product combined with the immune stimulant granulocyte macrophage-colony stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. Based on promising Phase 2 results, Galena initiated a randomized, multi-national Phase 3 trial entitled PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment). The Phase 3 study is being conducted under a Special Protocol Assessment (SPA) granted by the FDA, and is currently enrolling in over 100 clinical sites worldwide.

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Multiple data presentations of NeuVax at major clinical and scientific meetings demonstrate the safety and efficacy of the vaccine to prevent recurrence in women with HER2 negative breast cancer (low-to-intermediate expression, IHC levels of 1+ or 2+ and a FISH rating of less than 2.0).

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Final Phase 2 trial data were presented at the 35th Annual CTRC-AACR San Antonio Breast Cancer Symposium (SABCS). The combined SN-33 (Node Positive) and SN-34 (Node Negative) Intent-to-treat (ITT) population continued to demonstrate an excellent safety and efficacy profile. Phase 2 HER2 IHC 1+/2+ patients from SN-33 established the Phase 3 patient population. After establishing statistical significance at the 36-month Landmark Analysis, or the same endpoint as the ongoing Phase 3 trial, the 60-month Landmark Analysis demonstrated a 5.6% recurrence rate with NeuVax vs. a 25.9% recurrence rate in the control arm—a recurrence reduction of 78.4%. Booster inoculations, which are included in the PRESENT trial, were shown to be well-tolerated and appear to maintain long-term peptide-specific immunity and reduce disease recurrence rates. In the Phase 1/2 trial, boosted patients have lower recurrence rates and improved disease-free survival compared to patients who did not receive the vaccine.

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At the 27th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), data showed that vaccine treated patients were more likely to show a decrease in Circulating Tumor Cells (CTCs) than control patients. CTCs are cells that have detached from the primary breast tumor and circulate in the bloodstream, and may then cause the growth of additional tumors (metastases) in different tissues. In 16/26 NeuVax treated patients with at least two CTC measurements, the CTCs decreased during the time of treatment, corresponding with an increase in the patients’ E75-specific CD8+ cytotoxic T-lymphocytes (killer T-cells) and an increase in their delayed type hypersensitivity (DTH) reactions. DTH is the measurable signal on the skin that the patient is immunologically responding to the vaccine. None of these patients had a recurrence of their cancer during the five-year follow-up period.

•	Solidified three key collaborations to advance NeuVax.

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Signed an agreement with a subsidiary of Teva Pharmaceutical Industries Limited for the commercialization of NeuVax in Israel. Under the agreement, Teva Israel will assume responsibility for regulatory registration in Israel, provide financial support for local development, and will commercialize the product in the region. Israel is the location of at least four clinical trial sites for the PRESENT study.

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Announced a partnership with Leica Biosystems to develop a companion diagnostic for HER2 screening in women with breast cancer. Leica’s Bond Oracle™ HER2 IHC System companion diagnostic will be used to support the selection of the appropriate patients for the NeuVax PRESENT study. Data will be presented at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting in June.

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Based on encouraging results of a Phase 2a trial, a randomized, multicenter investigator sponsored Phase 2b clinical trial has been initiated with the first of 300 patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche). “Trastuzumab has been a breakthrough treatment for breast cancer patients and has clinically validated the HER2 target, yet only addresses 25% of HER2 breast cancer patients,” stated COL George E. Peoples, MD, FACS, Director, Cancer Vaccine Development Program; Deputy Director, United States Military Cancer Institute; Professor (adjunct), Surgical Oncology, M.D. Anderson Cancer Center; Professor, Surgery, Uniformed Services University; Chief, Surgical Oncology, Brooke Army Medical Center (BAMC). “The combination use of NeuVax with Herceptin may expand the use of both products to the remaining 50-60% of breast cancer patients with low-to-intermediate HER2 expression who are not eligible to receive Herceptin therapy. Furthermore, this trial may provide confirmation data of a synergistic effect of the combination that may also extend to those patients already eligible for Herceptin.”

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Received approval from the United States Adopted Names (USAN) Council for nonproprietary name, “nelipepimut-S” (pronounced nel i pep’ i mut) for NeuVax. The USAN Council serves health professions of the United States by selecting simple, informative and unique nonproprietary names for drugs by establishing logical nomenclature classifications based on pharmacological and/or chemical relationships.

•	Issued two key patents:

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The U.S. Patent and Trademark Office issued a patent covering the use of NeuVax for inducing immunity to breast cancer recurrence in HER2 negative patients (low-to-intermediate expression, IHC levels of 1+ or 2+ and a FISH rating of less than 2.0). The patent covers the use of NeuVax for treating the Phase 3 target population of low-to-intermediate (IHC 1+/2+) HER2 patients, and provides NeuVax exclusivity for this indication until 2028, not including any patent term extensions.

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The Japan Patent Office issued a Folate Binding Protein (FBP) cancer vaccine patent in Japan providing exclusivity until 2022. This Composition of Matter and Treatment patent covers FBP peptide variants for individual or expanded use in combination with the novel FBP vaccine, E39.

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Initiated a Phase 1/2 trial with Folate Binding Protein (E39), or FBP, Targeted Peptide Vaccine in Ovarian and Endometrial Cancer Patients. FBP is Galena’s second targeted cancer vaccine, which contains the E39 peptide, an antigen that is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers. Results on the Phase 1 portion of this trial will be reported at the 2013 ASCO Annual Meeting in June.

•	Significantly strengthened the management team and expanded the Company’s Scientific Advisory Board (SAB) with esteemed oncology experts.

•	Rosemary Mazanet, M.D., Ph.D., joined Galena as Executive Vice President and Chief Medical Officer, and Lynn Sutton, RN, MN, NP was appointed Vice President, Clinical Operations.

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Joining the advisory board were: Hope S. Rugo, M.D., Clinical Professor of Medicine in the Division of Hematology and Oncology at the University of California San Francisco Helen Diller Family Comprehensive Cancer Center; Gabriel N. Hortobagyi, M.D., F.A.C.P., Professor of Medicine and Chairman of the Department of Breast Medical Oncology and holds the Nellie B. Connally Chair in Breast Cancer Research at the University of Texas MD Anderson Cancer Center; and Robert Figlin, M.D., F.A.C.P., Associate Director of the Academic Development Program and Director of the Division of Hematology/Oncology at Cedars-Sinai’s Samuel Oschin Comprehensive Cancer Institute. Dr. Figlin is board-certified in both medical oncology and internal medicine.

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Completed the Spin-Off of RXi Pharmaceuticals. One-for-one RXi Pharmaceuticals stock dividend was paid to Galena stockholders as of the payment date in April 2012. Galena retains a significant equity interest in RXi (33.5 million shares of RXi common stock with a value of approximately $9.0 million as of March 11, 2013), with potential to receive up to $45 million in milestone payments.

Fiscal Year 2012 Financial Highlights

Operating loss from continuing operations (which excludes the discontinued operations of RXi Pharmaceuticals) for the year ended December 31, 2012 was $21.2 million, including $1.8 million in stock-based compensation charges, compared with $12.5 million for the year ended December 31, 2011, including $2.5 million in stock-based compensation charges.

Galena Biopharma also incurs income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities and contingent purchase price liability, referred to as “Other income or expense.” Other expense, net, for the year ended December 31, 2012 was $13.2 million versus other income, net of $9.1 million for the year ended December 31, 2011.

Loss from discontinued operations (RXi Pharmaceuticals) for the year ended December 31, 2012 was $1.6 million, as compared to $8.0 million for the year ended December 31, 2011. The year-to-year changes in net loss, loss from continued operations and loss from discontinued operations are primarily driven by Galena’s ongoing clinical trials for its NeuVax product candidate and the spin-off of the former RXi Pharmaceuticals subsidiary in April 2012.

Net loss (including both continued operations and discontinued operations associated with RXi Pharmaceuticals) for the year ended December 31, 2012 was $35.0 million, or $0.56 per basic and diluted share, versus a net loss of $11.5 million, or $0.32 per basic and diluted share for the year ended December 31, 2011.

As of December 31, 2012, Galena had cash, cash equivalents and marketable securities of $35.5 million, compared with $11.4 million as of December 31, 2011. Galena retained approximately 33.5 million shares of common stock in RXi Pharmaceuticals (OTCBB: RXII), which are reported as marketable securities at fair value on the balance sheet. The market value of the RXi shares held by Galena at March 11, 2013 was approximately $9.0 million.

About NeuVax™ (nelipepimut-S or E75)

NeuVax™ (nelipepimut-S) is the immmunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTL) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy through cell lysis HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at the recently updated website www.neuvax.com.

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets the approximately 50%-60% of these women who are HER2 negative (IHC 1+/2+ or FISH < 2.2) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Folate Binding Protein (FBP)

Folate Binding Protein (FBP) is highly over-expressed in breast, ovarian and endometrial cancers and is a well-validated therapeutic target. FBP is the source of immunogenic peptides like E39 that can stimulate cytotoxic T lymphocytes (CTL) to recognize and destroy preclinical FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). Galena’s FBP vaccine, E39, is currently in a Phase 1/2 trial in two gynecological cancers: ovarian and endometrial adenocarcinomas.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the preliminary results of the trends in CTS in patients treated with NeuVax, as well as statements about expectations, plans and prospects for the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES

(Amounts in thousands, except share and per share data)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Expenses:
Research and development	$14,614	$3,851
General and administrative	6,585	8,635

Operating loss	(21,199)	(12,486)
Other income (expense), net	(13,178)	9,079

Pretax loss — continuing operations	(34,377)	(3,407)
Income tax benefit	(1,052)	—

Loss from continuing operations	(33,325)	(3,407)
Net loss — discontinued operations	(1,644)	(8,078)

Net loss	$(34,969)	$(11,485)

Earnings per common share — basic and diluted
Continuing operations	$(0.53)	$(0.09)

Discontinued operations	$(0.03)	$(0.22)

Net loss	$(0.56)	$(0.32)

Weighted average shares outstanding — basic and diluted	62,480,666	36,334,413

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$32,807	$11,433
Restricted cash	101	101
Marketable securities	2,678	—
Prepaid expenses	535	276

Total current assets	36,121	11,810
Equipment and furnishings, net	29	393
In-process research and development	12,864	12,864
Goodwill	5,898	5,898
Deposits	74	3

Total assets	$54,986	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,014	$5,139
Current maturities of capital lease obligations	6	35
Convertible notes payable, current	—	500
Fair value of warrants potentially settleable in cash	10,964	3,746
Current contingent purchase price consideration, current	935	1,782

Total current liabilities	15,919	11,202
Capital lease obligations, net of current maturities	51	32
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, long term	6,207	4,569

Total liabilities	27,230	20,856
Stockholders’ equity	27,756	10,112

Total liabilities and stockholders’ equity	$54,986	$30,968

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com